Free Writing Prospectus
Pursuant to Rule 433
Dated November 10, 2010
Registration No. 333-147542-06
Nissan Auto Lease Trust 2010-B
Pxg Details $750mm NALT 2010-B (Auto Lease)

Jt/Bks: JPM/Citi/SG	SEC REGISTERED
CO-Mgrs BAML/BNP/CreditAG/DB/RBC	100%
POT

CL	$ AMT (mm)	M/F	WAL	L. FINAL	Pxg		%	Coup	$
A-1	112.000	P-1/F1+	0.34	11/15/11	IL	-2	0.31730	0.31730	100.00000
A-2	246.000	Aaa/AAA	1.20	05/15/13	EDSF+	40	0.907	0.90000	99.99367
A-3	280.000	Aaa/AAA	2.00	12/16/13	S+	47	1.126	1.12000	99.99335
A-4	112.000	Aaa/AAA	2.52	10/17/16	IS+	50	1.281	1.27000	99.98119

EXPECTED PXG:	Pxd
ERISA:	Yes
EXPECTED SETTLE:	11/17/10
MIN DENOMS:	25K X 1K
FIRST PAYMENT DATE:	12/15/10
BILL & DELIVER:	J.P. Morgan
PXG SPEED:	75% PPC
CUSIPS:	A1: 65475GAA1; A2: 65475GAB9; A3: 65475GAC7; A4: 65475GAD5
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.